Exhibit 99.1

Replimune Secures $200 Million in Non-Dilutive Debt Financing from Hercules Capital, Inc.

Woburn, MA, October 7, 2022 – Replimune Group, Inc. (NASDAQ: REPL), a clinical stage biotechnology company pioneering the development of a novel class of tumor-directed oncolytic immunotherapies, today announced that it has obtained a $200 million non-dilutive term loan facility from Hercules Capital, Inc. (NYSE:HTGC), a leader in customized debt financing for companies in the life sciences and technology-related markets. This non-dilutive capital extends cash runway into 2025 ahead of key catalysts from the Company’s registration-directed CERPASS and IGNYTE trials in cutaneous squamous cell carcinoma (CSCC) and anti-PD1 failed melanoma inclusive of the costs of funding commercial infrastructure and the running of a confirmatory study to support a potential BLA filing in anti-PD1 failed melanoma.

“This non-dilutive financing option provides Replimune with significant flexibility as we prepare for key RP1 skin franchise data catalysts and related commercial preparations of our novel tumor-directed oncolytic immunotherapies as well as the advancement of RP2/3 into Phase 2 studies,” said Jean Franchi, Chief Financial Officer of Replimune. “Not only does this non-dilutive financing strengthen what we believe to be an already strong financial position, it creates optionality in future capital formation and enables us to choose when, and to what extent, we access available funding in order to help manage future cost of capital and dilution.”

“Hercules strives to align with some of the best and brightest companies in the life sciences industry to provide them with long-term capital commitments to help them achieve their ambitious goals. We are excited to collaborate with Replimune and their team ahead of numerous data, regulatory, and commercial milestones,” said Bryan Jadot, Senior Managing Director and Group Head at Hercules Capital.

The loan facility consists of up to six tranches, five of which can be drawn at Replimune’s option and each maturing in October 2027. The loan facility provides for at least 48-months of interest-only at close, which interest-only period can be extended up to 60 months upon satisfaction of certain milestones. An initial $30 million tranche was funded at closing with an additional $30 million available to be drawn at Replimune’s option prior to September 30, 2023. An additional $115 million is available subject to the Company’s achievement of specified performance milestones relating to clinical, regulatory, and commercial events. The final $25 million tranche is available for draw, at Replimune’s option and subject to Hercules consent during the interest-only period.

Armentum Partners acted as the Company’s exclusive financial advisor on this transaction.

Additional details of the loan agreement will be filed with the Securities and Exchange Commission on a Current Report on Form 8-K.

About Replimune

Replimune Group, Inc., headquartered in Woburn, MA, was founded in 2015 with the mission to transform cancer treatment by pioneering the development of novel tumor-directed oncolytic immunotherapies. Replimune’s proprietary RPx platform is based on a potent HSV-1 backbone with payloads added to maximize immunogenic cell death and the induction of a systemic anti-tumor immune response. The RPx platform has a unique dual local and systemic mechanism of action (MOA) consisting of direct selective virus-mediated killing of the tumor resulting in the release of tumor derived antigens and altering of the tumor microenvironment (TME) to ignite a strong and durable systemic response. This MOA is expected to be synergistic with most established and experimental cancer treatment modalities, and, with an attractive safety profile the RPx platform has the versatility to be developed alone or combined with a variety of other treatment options. For more information, please visit www.replimune.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the strength of our financial position, our expectations about our cash runway, the design and advancement of our clinical trials, the timing and sufficiency of our clinical trial outcomes to support potential approval of any of our product candidates, our goals to develop and commercialize our product candidates, patient enrollments in our existing and planned clinical trials and the timing thereof, and other statements identified by words such as “could,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “will,” “would,” or similar expressions and the negatives of those terms. Forward-looking statements are not promises or guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in such forward-looking statements. These factors include risks related to our limited operating history, our ability to generate positive clinical trial results for our product candidates, the costs and timing of operating our in-house manufacturing facility, the timing and scope of regulatory approvals, changes in laws and regulations to which we are subject, competitive pressures, our ability to identify additional product candidates, political and global macro factors including the impact of the coronavirus as a global pandemic and related public health issues, and other risks as may be detailed from time to time in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other reports we file with the Securities and Exchange Commission. Our actual results could differ materially from the results described in or implied by such forward-looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, we undertake no obligation to update or revise these forward-looking statements.

Investor Inquiries

Chris Brinzey

ICR Westwicke

339.970.2843

chris.brinzey@westwicke.com

Media Inquiries

Lissette Steele

Verge Scientific Communications

202.930.4762 x 409

lsteele@vergescientific.com

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